UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 12)*

CTI Industries Corporation

(Name of Issuer)

Common Stock, No Par Value

 (Title of Class of Securities)

125961 30 0

 (CUSIP Number)

February 27, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person=s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be Afiled@ for the purpose of Section 18 of the Securities Exchange Act of 1934 (AAct@) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 125961 30 0	13G	Page 2 of 5 Pages

	NAME OF REPORTING PERSON
1	1 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	John H. Schwan
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2		(a) ☐
		(b) ☐

	SEC USE ONLY
3

	CITIZENSHIP OR PLACE OF ORGANIZATION
4
	United States
	SOLE VOTING POWER
	5
	589,265
NUMBER OF	SHARED VOTING POWER
SHARES	6
BENEFICIALLY
OWNED BY	SOLE DISPOSITIVE POWER
EACH REPORTING	7
PERSON WITH	589,265
	SHARED DISPOSITIVE POWER
	8

	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
	589,265
	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10		☐

	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
	18.24%
	TYPE OF REPORTING PERSON*
12
	IN

CUSIP NO. 125961 30 0	13G	Page 3 of 5 Pages

ITEM 1.

(a)	Name of Issuer

CTI Industries Corporation

(b)	Address of Issuer=s Principal Executive Offices

22160 North Pepper Road

Barrington, Illinois 60010

ITEM 2.

(a)	Name of Person Filing

John H. Schwan

(b)	Address of principal Business Office or, if none, Residence

22160 North Pepper Road
Barrington, Illinois 60010

(c)	Citizenship

United States

(d)	Title of Class of Securities

Common Stock, No Par Value

(e)	CUSIP Number

125961 30 0

ITEM 3.

N/A

CUSIP NO. 125961 30 0	13G	Page 4 of 5 Pages

ITEM 4	OWNERSHIP

(a)	Amount Beneficially Owned

589,265

(b)	Percent of Class

18.24%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

589,265

(ii)	shared power to vote or to direct the vote

(iii)	sole power to dispose or to direct the disposition of

589,265

(iv)	shared power to dispose or to direct the disposition of

ITEM 5	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

N/A

ITEM 6	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

N/A

ITEM 9	NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM10	CERTIFICATION.

N/A

CUSIP NO. 125961 30 0	13G	Page 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

February 27, 2013
Date

/s/John H. Schwan